Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the 2018 Equity Incentive Plan of Intra-Cellular Therapies, Inc. of our reports dated March 1, 2018, with respect to the consolidated financial statements of Intra-Cellular Therapies, Inc. and the effectiveness of internal control over financial reporting of Intra-Cellular Therapies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, MD

June 21, 2018